UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Majesco

(Exact name of registrant as specified in its charter)

California	5 Penn Plaza, 14th Floor New York, NY 10001 (646) 731-1000	77-0309142
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, of principal executive office)	(I.R.S. Employer Identification No.)

MAJESCO EMPLOYEE STOCK PURCHASE PLAN

MAJESCO 2015 EQUITY INCENTIVE PLAN

(Full title of each plan)

Lori Stanley, Esq.

General Counsel

Majesco

5 Penn Plaza, 14th Floor

New York, NY 10001

(646) 731-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Valérie Demont, Esq.

Pepper Hamilton LLP

620 Eighth Avenue

New York, NY 10018

(212) 808-2700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title Of securities to be registered	Amount to be registered (1)	Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, par value $0.002 per share, issuable under the Majesco Employee Stock Purchase Plan (the “ESPP”)	2,000,000 shares	$9,420,000	(2)	$1,095
Common Stock, par value $0.002 per share, issuable under the Majesco 2015 Equity Incentive Plan (the “Equity Incentive Plan”)	3,877,263 shares	$18,760,226	(3)	$2,180

(1)

This registration statement covers 5,877,263 shares of Majesco (the “Company” or the “Registrant”) Common Stock, par value $0.002 per share (the “Common Stock”), available for issuance pursuant to awards under the ESPP and the Equity Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of Common Stock that become issuable pursuant to awards by reason of any stock dividend, stock split or other similar transaction that results in an increase in the number of the outstanding shares of Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act based upon (i) $1.02, which is the average of the high and low prices reported on the NYSE MKT on June 23, 2015 for the shares of common stock of Cover-All Technologies Inc., which is publicly-traded on the NYSE MKT and merging with the Registrant, multiplied by (ii) the number of shares of Cover-All- Technologies Inc. equal to one share of Common Stock of the Registrant in the merger based on the 0.21641 merger ratio as set forth in the Registrant's prospectus dated May 14, 2015 filed with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act. As to 165,554 shares subject to outstanding but unexercised options, the price and fee are computed based upon the highest exercise price at which such options may be exercised. As to the remaining shares, the price and fee are computed based upon (i) $1.02, which is the average of the high and low prices reported on the NYSE MKT on June 23, 2015 for the shares of common stock of Cover-All Technologies Inc., which is publicly-traded on the NYSE MKT and merging with the Registrant, multiplied by (ii) the number of shares of Cover-All- Technologies Inc. equal to one share of Common Stock of the Registrant in the merger based on the 0.21641 merger ratio as set forth in the Registrant's prospectus dated May 14, 2015 filed with the Commission pursuant to Rule 424(b) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The Registrant will deliver or cause to be delivered to participants in the ESPP and the Equity Incentive Plan documents containing the information specified by Part I of Form S-8 as required by Rule 428(b)(1) under the Securities Act. Such information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this registration statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus meeting the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The Registrant shall deliver or cause to be delivered promptly, without charge, to eligible participants, upon written or oral request, a copy of the information that has been incorporated by reference pursuant to Item 3 of Form S-8 other than exhibits to the information that is incorporated by reference (unless such exhibits are specifically incorporated by reference into the information that is incorporated by reference). Requests should be directed to Office of General Counsel, Majesco, 5 Penn Plaza, 14th Floor, New York, NY 10001; telephone number: (646) 731-1000.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are incorporated by reference into this registration statement as of their respective dates:

(a) The Registrant's prospectus dated May 14, 2015 filed with the Commission pursuant to Rule 424(b) under the Securities Act in connection with its registration statement on Form S-4 originally filed by the Registrant on February 19, 2015, as amended (file number 333-202180) (the “Form S-4”), which contains audited financial statements as of for the Registrant's fiscal year ended March 31, 2014 and as of and for the nine month period ended December 31, 2014;

(b) The Registrant’s Annual Report on Form 10-K filed with the Commission on June 19, 2015 with respect to its fiscal year ended March 31, 2015;

(c) The Registrant’s Current Report on Form 8-K filed with the Commission on June 23, 2015; and

(d) The description of the Common Stock contained in the Registrant’s registration statement on the Form S-4, which description is incorporated by reference into the Form 8-A (file number 001-37466) filed by the Registrant with the Commission on June 22, 2015 pursuant to the Securities Exchange Act of 1934, as amended, and any amendment or report filed for the purpose of further updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules (including, without limitation, information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K, including the related exhibits) shall not be deemed incorporated by reference into this registration statement.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 317 of the California Corporations Code, as amended (the “California Code”), authorizes a corporation to indemnify, subject to certain exceptions, any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that such person is or was an agent of the corporation, as the term “agent” is defined in section 317(a) of the California Code, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. A corporation is further authorized to indemnify, subject to certain exceptions, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders.

Section 204 of the California Code provides that a corporation’s articles of incorporation may include provisions eliminating or limiting the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of a director’s duties to the corporation and its shareholders, provided, however that they shall not limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of a serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (vi) under Section 310 of the California Code (concerning transactions between corporations and directors or corporations having interrelated directors) or (vii) under Section 316 of the California Code (concerning directors’ liability for distributions, loans, and guarantees).

Section 204 further provides that a corporation’s articles of incorporation may not limit the liability of directors for any act or omission occurring prior to the date when the provision became effective or any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors. Further, Section 317 has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to a corporation’s shareholders for any violation of a director’s fiduciary duty to the corporation or its shareholders.

The Majesco Amended and Restated Articles of Incorporation (the “Charter”) provides for the elimination of liability for its directors to the fullest extent permissible under California law and authorize it to purchase and maintain insurance on behalf of any agent (as the term “agent” is defined in section 317(a) of the California Code) of the Registrant against any liability asserted against or incurred by the agent in that capacity or arising out of the agent’s status as such to the fullest extent permissible under California law and whether or not the Registrant would have the power to indemnify the agent under Section 317 of the California Code or the Majesco Charter.

The Majesco Amended and Restated Bylaws (the “Bylaws”) provide that the Registrant shall indemnify its directors and officers against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was its agent, including in connection with actions in the right of the Registrant to procure a judgment in its favor. As included in the Majesco Bylaws, a “director” or “officer” includes any person (a) who is or was a director or officer of the Registrant, (b) who is or was serving at the request of the Registrant as a director or officer of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, (c) is or was a director or officer of the Registrant and is or was serving at the request of the Registrant as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, (d) was a director or officer of a foreign or domestic corporation which was a predecessor corporation of the Registrant or of another enterprise at the request of such predecessor corporation, or (e) is or was a director or officer of the Registrant or any of its subsidiaries and is or was serving at the request of the Registrant or any of its subsidiaries as a fiduciary or administrator of any employee benefit plan sponsored by the Registrant or any of its subsidiaries.

The Majesco Bylaws also contain provisions authorizing the Registrant, to the extent and in the manner permitted by the California Code, to indemnify each of its agents (other than directors and officers) against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was its agent. As included in the Registrant’s Amended and Restated Bylaws, an “agent” (other than a director or officer), includes any person who (a) is or was an agent or employee of the Registrant, (b) is or was serving at the Registrant’s request as an agent or employee of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, (c) was an agent or employee of a foreign or domestic corporation which was a predecessor corporation of the Registrant or of another enterprise at the request of such predecessor corporation, or (d) is or was an agent or employee of the Registrant or any of its subsidiaries and is or was serving at the request of the Registrant or any of its subsidiaries as a fiduciary or administrator of any employee benefit plan sponsored by the Registrant or any of its subsidiaries. The Majesco Bylaws also contain a provisions providing it with the authority, in its discretion, to indemnify any person who is or was a party, or is threatened to be made a party, to any proceeding (other than an action by or in the right of the Registrant to procure a judgment in its favor) by reason of the fact that such person is or was an agent of the Registrant against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the Registrant, and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful.

The Majesco Bylaws further provide that to the extent that a director or officer of the Registrant has been successful on the merits or otherwise (including the dismissal of an action without prejudice or the settlement of a proceeding or action without admission of liability) in defense of any proceeding referred to in the Majesco Bylaws, or in defense of any claim, issue or matter therein, the director or officer of the Registrant shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by the director or officer in connection therewith. Except as described in the preceding sentence, the Majesco Bylaws provide that any indemnification for derivative actions shall be made by the Registrant only if authorized in the specific case, upon a determination that indemnification of the director or officer of the Registrant or agent of the Registrant is proper in the circumstances because the person has met the applicable standard of conduct by (a) a majority vote of a quorum consisting of directors who are not parties to such proceeding; (b) if such a quorum of directors is not obtainable, by independent legal counsel in a written opinion; (c) approval by the affirmative vote of a majority of the shares of the Registrant represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) or by the written consent of holders of a majority of the outstanding shares which would be entitled to vote at such meeting and, for such purpose, the shares owned by the person to be indemnified shall not be considered outstanding or entitled to vote; or (d) the court in which such proceeding is or was pending, upon application made by the Registrant, such director or officer or agent, or the attorney or other person rendering services in connection with the defense, whether or not such application by said director or officer or agent, attorney or other person is opposed by the Registrant.

The Majesco Bylaws further provide that expenses incurred by a director or officer of the Registrant in defending any proceeding shall be advanced by the Registrant (and if otherwise authorized by the board or directors, expenses incurred by an agent of the Registrant in defending any proceeding may be advanced by the Registrant) prior to the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director or officer of the Registrant or agent of the Registrant to repay such amount if it shall be determined ultimately that such person is not entitled to be indemnified as authorized in the Amended and Restated Bylaws.

The Majesco Bylaws further provide that no indemnification or advance shall be made except as specifically set forth in such Bylaws, in any circumstance where it appears that it would be inconsistent with (a) a provision of the Majesco Charter, the Majesco Bylaws, a resolution of the shareholders or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid which prohibits or otherwise limits indemnification; or (b) any condition expressly imposed by a court in approving a settlement.

The indemnification provided for in the Majesco Bylaws will not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office and will continue as to a person who has ceased to be a director or officer of the Registrant or agent of the Registrant and shall inure to the benefit of the heirs, executors and administrators of the person.

To the extent that any director or officer of the Registrant (or, to the extent authorized by the board of directors, any agent of the Registrant) is by reason of such position, or a position with another entity at the request of the Registrant, a witness in any action, suit or proceeding, the Majesco Bylaws provide that he or she shall be indemnified against all costs and expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith.

Majesco has or will enter into an indemnification agreement (each, a “Majesco Indemnification Agreement”) with the individuals serving on its board of directors and certain executive officers. Each such indemnification agreement supplements the indemnification rights under the Majesco Charter and Majesco Bylaw and provides that Majesco will, to the fullest extent permitted by law, indemnify such directors and officers against any and all expenses and liabilities incurred by each such indemnitee in the course of conduct of the Registrant’s business or the business of any of their affiliates. The Registrant will not be liable under the Majesco Indemnification Agreement to make any duplicate payment to any director or officer in respect of any expenses or liabilities to the extent such indemnitee has otherwise received payment under any insurance policy, the Majesco Charter or the Majesco Bylaws, other indemnity provisions or otherwise of the amounts which the Registrant must otherwise pay under the Majesco Indemnification Agreement. In the event of an indemnification pursuant to the Majesco Indemnification Agreements, the Registrant may provide for and pay for the costs of the defense against any legal action in respect of liabilities as to which it has indemnified the director or executive officer. The obligations to indemnify will continue to the extent provided in the indemnification agreement notwithstanding that the director or officer may no longer be a director or officer of the Registrant. Further, pursuant to the Majesco Indemnification Agreement, the Registrant may maintain directors’ and officers’ liability insurance coverage.

The summaries of the Majesco Charter, the Majesco Bylaws and the Majesco Indemnification Agreement above are qualified in their entirety by reference to the complete form of Amended and Restated Articles of Incorporation of Majesco, form of Amended and Restated Bylaws of Majesco and form of Majesco Indemnification Agreement, each of which is attached as an exhibit to the Registrant’s Registration Statement on Form S-4 (file number 333-202180) originally filed on February 19, 2015, as amended.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this registration statement:

Exhibit Number	Description

4.1	Majesco Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.10 to the Registrant’s registration statement on Form S-4 (file number 333-202180) filed on April 1, 2015

4.2	Majesco 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s registration statement on Form S-4 (file number 333-202180) filed on April 1, 2015

5.1	Opinion of Pepper Hamilton LLP as to the legality of the securities being registered

23.1	Consent of MSPC Certified Public Accountants and Advisors, P.C.

23.2	Consent of Pepper Hamilton LLP (included in the opinion filed as Exhibit 5.1)

24.1	Power of Attorney (contained on signature page hereto)

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on the 26th day of June, 2015.

Majesco

By:	/s/ Ketan Mehta
	Name:	Ketan Mehta
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ketan Mehta, Farid Kazani, and Lori Stanley, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments) and any registration statement related thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Ketan Mehta	President and Chief Executive Officer (Principal Executive Officer)	June 26, 2015
Ketan Mehta
/s/ Farid Kazani	Chief Financial Officer and Treasurer (Principal Financial Officer)	June 26, 2015
Farid Kazani
/s/ Bithindra N. Bhattacharya	Finance Controller (Principal Accounting Officer)	June 26, 2015
Bithindra N. Bhattacharya
/s/ Arun K. Maheshwari	Director	June 26, 2015
Arun K. Maheshwari

/s/ Ashank Desai	Director	June 26, 2015
Ashank Desai
/s/ Atul Kanagat	Director	June 26, 2015
Atul Kanagat

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Majesco Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.10 to the Registrant’s registration statement on Form S-4 (file number 333-202180) filed on April 1, 2015

4.2	Majesco 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s registration statement on Form S-4 (file number 333-202180) filed on April 1, 2015

5.1	Opinion of Pepper Hamilton LLP as to the legality of the securities being registered

23.1	Consent of MSPC Certified Public Accountants and Advisors, P.C.

23.2	Consent of Pepper Hamilton LLP (included in the opinion filed as Exhibit 5.1)

24.1	Power of Attorney (contained on signature page hereto)